Exhibit 5.2

CONSENT OF CASSELS BROCK & BLACKWELL LLP

We consent to the reference to our firm name under the headings “Enforceability of Certain Civil Liabilities” and “Legal Matters” in the short form base shelf prospectus forming a part of the Registration Statement on Form F-10 filed by Coastal Contacts Inc. with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”). By giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under the Act, or the rules and regulations promulgated thereunder.

/s/ CASSELS BROCK & BLACKWELL LLP

Vancouver, Canada
October 30, 2012